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                                                                    EXHIBIT 10.8

                        ADMINISTRATIVE SERVICES AGREEMENT

      This ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") is made and entered into as of June 30, 2003 by and between CAVCO INDUSTRIES, INC., an Arizona corporation ("Cavco"), and CENTEX SERVICE COMPANY, a Nevada corporation ("Service Company").

                                 R E C I T A L S

      Cavco desires to engage Service Company to perform certain services for Cavco as hereinafter set forth, and Service Company desires to accept such engagement, upon the terms and subject to the conditions set forth in this Agreement.

                                A G R E E M E N T

      NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cavco and Service Company do hereby agree as follows.

      1. Term of Agreement. The initial term of this Agreement shall extend from the date hereof to the close of business on the third anniversary of the date hereof; provided that this Agreement may be sooner terminated in accordance with the provisions of Section 8 hereof.

      2. Services. Service Company shall provide to Cavco such services as are described in Exhibit A hereto. Following the conclusion of the first year of the three year term of this Agreement, the parties will implement a mutual plan to discontinue the Services provided hereunder by Service Company to Cavco incrementally over the remaining term of this Agreement so that by the end of the three-year term all of such services will be provided internally by Cavco, or to Cavco by third parties not affiliated with Service Company.

      3. Insurance Coverage. At the commencement of this Agreement, Service Company will manage and monitor all of Cavco's insurance and bonding programs, and shall maintain joint insurance coverage, including general liability, primary and excess umbrella, automobile, liability, and workers' compensation, as well as joint bonding programs, for the benefit of Cavco. The amount, term and conditions of coverage to be maintained will be determined by Service Company in its sole and absolute discretion. The allocation of cost between Cavco and Service Company will be determined by Service Company and will be based on, among other things, revenues, number of employees, types of business and nature of risks. The parties intend that Cavco shall

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develop its own broker relationships and transition to stand alone programs when such a transition is feasible at reasonable cost.

      Cavco will pay its allocated cost to Service Company within ten days following receipt of an invoice therefor. If payment is not made within said ten-day period, then the amount so owing by Cavco to Service Company shall bear interest from and after the date of such invoice until such amount has been paid in full, at a rate (the "Interest Rate") equal to the lesser of the prime rate announced or published by Bank of America, N.A. (or its successor) from time to time or the maximum rate of interest permitted under applicable law.

      Service Company shall have the right during the term of this Agreement, in the sole and absolute discretion of Service Company, to amend or eliminate any part or all of the insurance coverage described above, with a corresponding adjustment to the cost allocated to Cavco. Service Company will give Cavco at least ninety (90) days advance notice of any such action.

      4. Liability of Service Company. Service Company shall not be liable, responsible or accountable in damages or otherwise to Cavco for any act performed by Service Company on behalf of Cavco in a manner reasonably believed by Service Company to be within the scope of the authority granted to it by this Agreement and in the interest of Cavco, provided that Service Company was not guilty of gross negligence or willful or wanton misconduct.

      5. Indemnification. Cavco shall indemnify, save harmless and defend Service Company and each of Service Company's shareholders, directors, officers, employees, agents, attorneys and insurers (each individually, an "Indemnitee") against any and all losses, damages, liabilities, judgments, fines, penalties, amounts paid in settlement and expenses, including reasonable attorneys' fees, which are incurred, whether as the result of the negligence of any Indemnitee or otherwise, as a result of or in connection with anything done or omitted by such Indemnitee in connection with the performance by Service Company of its duties and obligations under this Agreement; provided that such Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct. Notwithstanding anything in this Agreement to the contrary, the obligation of Cavco to indemnify, save harmless and defend each Indemnitee will survive the expiration or termination of this Agreement, no matter what the reason thereof, and such obligation to indemnify, defend and hold harmless will remain binding upon Cavco thereafter.

      6. Compensation. Service Company shall receive a fee for its services under this Agreement of $75,000 per year, which shall be paid by Cavco to Service Company in monthly installments of $6,250 within five (5) days after the end of each month. Such fee is intended to represent an agreed upon estimate of the fair market value of such services, and the parties hereto hereby agree that such amount represents such fair market value. If Cavco fails to make such monthly payment within ten (10)

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days following the first day of any month, the amount so owing by Cavco shall bear interest from and after the first day of such month until such amount has been paid in full at a rate equal to the Interest Rate. Prior to March 31 of each year during the term of this Agreement, the parties will mutually determine, based on the fair market value of such services, the monthly fee to be paid to Service Company under this Agreement for the twelve month period commencing April 1 of the same year.

      In addition to the monthly compensation described above, Cavco will reimburse Service Company for all out-of-pocket expenses incurred by Service Company in connection with the performance of services described above in
Section 2. Out-of-pocket expenses will not include general and administrative expenses.

      7. Assignment and Delegation. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party hereto. Any consent granted by either party to an assignment by the other party shall not be deemed a consent to any subsequent assignment. Notwithstanding the foregoing, Service Company may, without the consent of Cavco, assign and delegate the performance of and the responsibility for any duties and obligations of Service Company hereunder to any corporation, firm joint venture or partnership fifty percent (50%) or more of whose voting stock (or its equivalent) is owned directly or indirectly by, or which is otherwise controlled by, Centex Corporation. Upon execution of any such assignment and delegation, notice thereof in the form of an executed copy of the document or instrument effecting such assignment and delegation shall be delivered promptly by Service Company to Cavco and Service Company shall be released from any further obligation or responsibility under this Agreement for the performance of the duties and obligations so assigned and delegated.

      8. Termination. This Agreement may be terminated by any of the following methods:

      (a) This Agreement may be terminated at any time by written agreement of the parties hereto.

      (b) If either party fails to make any payment due hereunder or breaches any of the other terms of this Agreement in any material respect, the other party hereto shall give the breaching party written notice of such breach. If the breaching party fails to remedy the breach within thirty (30) days after receiving such notice, the other party may terminate this Agreement; provided, however, that if at the expiration of such thirty (30) day period the breaching party is diligently using its best efforts to remedy the breach, the other party may not terminate this Agreement on account of such breach during the additional period, not to exceed sixty

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            (60) days, in which the breaching party continues without
            interruption to use its best efforts to remedy the breach.

      (c) If either party hereto shall be dissolved and its business terminated, this Agreement shall automatically terminate upon the effectiveness of such dissolution.

      (d) This Agreement may be terminated by notice of Cavco to Service Company delivered no less than thirty (30) days prior to the effective date of termination, and such notice may be delivered for any reason.

      No termination of this Agreement shall have the effect of terminating Service Company's right to collect any amounts owed to it under this Agreement.

      Within thirty (30) days following the termination of this Agreement, Service Company shall deliver to Cavco all instruments, documents, reports, books, accounts and records, and copies thereof, that Service Company has received from Cavco in connection with the rendering of services hereunder.

      9. Confidentiality. Service Company agrees that any information regarding Cavco that Service Company obtains or is furnished in connection with the performance of its duties and obligations under this Agreement, including, but not limited to, information regarding Cavco's business and operations, is confidential and proprietary, and Service Company agrees to maintain the confidentiality of such information and not to disclose such information to any other party without prior written consent of Cavco, except to the extent that such disclosure is necessary to enable Service Company to perform its duties and obligations under this Agreement or to comply with its legal obligations. Information that is generally known in the industry or to the public or was known by Service Company prior to disclosure by Cavco pursuant to this Agreement shall not be deemed confidential or proprietary information for purposes of this
Section 9. The terms of this Section 9 shall survive, and remain in effect following, the termination of this Agreement.

      10. Notices. Any notice, statement or demand required or permitted to be given under this Agreement shall be in writing and shall be personally delivered, sent by mail, sent by nationally known overnight courier service or sent by facsimile transmission, confirmed by letter, addressed to the party in the manner and at the address shown below, or at such other address as the party shall have designated in writing to the other party:

      To Cavco:
             1001 North Central, 8th floor
             Phoenix, Arizona  85004
             Attention:    President
             Fax: (602) 256-6176

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      To Service Company:

             2728 North Harwood
             Dallas, Texas 75201
             Attention:   Secretary
             Fax: (214) 981-6855

      11. Nature of Relationship. The parties hereto intend that Service Company's relationship to Cavco shall be that of an independent contractor. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Service Company and Cavco or their successors or assigns, and neither Service Company nor any officer or employee of Service Company shall be considered at any time to be an employee of Cavco.

      12. Amendments. This Agreement cannot be amended, changed or modified except by another agreement in writing, duly signed by both parties hereto.

      13. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

      14. Headings. The section headings contained herein are for convenience of reference only and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement.

      15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

      16. Severability. Any provision of this Agreement that is prohibited or unenforceable under the laws of any jurisdiction shall be ineffective in such jurisdiction to the extent necessary to render such provision valid and enforceable, and if such provision cannot be rendered valid and enforceable in such jurisdiction by limitation it shall be ineffective therein. The invalidity or unenforceability of any provision of this Agreement shall not render invalid or unenforceable any other provision of this Agreement, unless the Agreement without the invalid or unenforceable provisions would be manifestly unfair to either party.

                            [Signature page follows.]

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                        CAVCO INDUSTRIES, INC.

                                        By: /s/ JOSEPH H. STEGMAYER
                                            --------------------------------
                                            President

                                        CENTEX SERVICE COMPANY

                                        By: /s/  MICHAEL S. ALBRIGHT
                                            ----------------------------
                                            Senior Vice President

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                                                                       EXHIBIT A

                SERVICES TO BE PROVIDED BY CENTEX SERVICE COMPANY

1.    LEGAL AND CORPORATE SECRETARY.

      a. Management of intellectual property rights in protected names and marks used by Cavco

      b. Assistance with paralegal management of customer litigation with consultation by Centex Law Department attorneys as requested

      c. Assistance with public company reporting issues and required filings with and reports to stock exchanges and the Securities and Exchange Commission, and assistance with corporate governance matters

      d. Keeping minute books, foreign qualifications and other corporate secretarial matters

2.    PUBLIC AND INVESTOR RELATIONS.

      a. Review and distribution of press releases through existing resources and relationships.

      b.    Advice on an as-needed basis

3. ACCOUNTING. Advice and assistance with technical questions on an as-needed basis

4.    BENEFITS ADMINISTRATION.

      a. Assistance in management of Cavco's health and welfare and retirement benefit plans

      b. Assistance with negotiation and transition of health and welfare and retirement benefit plans into separate stand-alone plans.

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